FORM 4 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
                           17(a) of the Public Utility
  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
                                      1940

1.   Name and Address of Reporting Person
Alexander Mark Capital, Ltd.
 (Last)       (First)                   (Middle)
Watson House, 54 Baker Street
(Street)
London                         England                 W1M 1DJ
City)                    (State)                       (Zip)

2.   Issuer Name and Ticker or Trading Symbol

CAMELOT CORPORATION  CAML
3.  IRS or Social Security
     Number of Reporting
     Person (Voluntary)

4.  Statement for
     Month/Year
      10/97

5.  If Amendment,
     Date of Original
     (Month/Year)

6.  Relationship of Reporting Person to Issuer  (Check all applicable)

       __Director                       _____10% Owner
     _____Officer (give title)          _____Other (specify)

Could be deemed to be part of a group
________________________

Table 1 - New-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security  (Instr. 3)
Common Stock

2.   Transaction  Date (Month/Day/ Year)

3.   Transaction  Code  (Instr. 8)

4.  Securities Acquired (A)  or Disposed of (D)  (Instr. 3,4 and 5)